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                                                                    EXHIBIT 99.2


March 19, 2001




Dear Stockholder:

         In January 2001, I sent you an update on the progress AmeriVision made in 2000, and advised you that we hoped to hold an annual stockholders' meeting in March 2001. Unfortunately, it now appears we will not be able to hold the annual stockholders' meeting until sometime in May because the SEC has recently advised us that AmeriVision needs to file calendar year documents before holding its annual stockholders' meeting.

         In this letter, I would like to acknowledge and respond to questions raised in letters the Company has received from stockholders and to update you on progress the Company has made in the first couple of months of 2001. I intend to continue to communicate with you on a more regular basis so that you can better understand the issues currently facing the Company.

   I.       LETTERS FROM STOCKHOLDERS

         Over the past several months, many of you have written the Company - often to request that the Company purchase your stock because of your desire for cash. I have read each of your letters, and I along with the Board of Directors take your concerns very seriously. I also wish we could accommodate all of your requests.

         I apologize for not responding to each of your letters personally, but SEC rules do not allow "selective disclosure" of information. I can, however, address you as a group, and I would like to respond to your issues in that manner.

         We are working to address the "liquidity" issue in several ways. The heart of the problem is that although we are now making progress we must continue to overcome serious financial challenges. Here are the facts:

         The Company lost money every year from its inception through 1998 and at the end of 1998 had accumulated losses of $12 million. In addition, cash "dividends" of $16 million were paid from mid-1994 through 1997. However, the "dividends" were not actually "dividends" but were returns of capital because the Company did not have the profits or cash to pay dividends prudently. As a result, at the end of 1998, the Company had over $46 million in Liabilities and a Stockholders Deficit of approximately $26 million. To offset these liabilities, the Company had Current Assets of only $17.7 million and very limited cash.



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         In October of 1998, the Company recognized that it was in a serious position and John Damoose, Jay Sekulow, and I were added to the Board of Directors of the Company. At that time, the Company began the comprehensive reorganization and steps toward profitability discussed in previous letters. The challenge has increased due to the very competitive long distance market.

         Although the Company was able to obtain bank financing in 1999 and to make a profit in 1999 and 2000, the serious capital impairment discussed above has continuing long term implications. These implications include limited cash availability, bank loan restrictions and state law issues which prevent the Company, for now, from using its scarce resources to pay dividends or purchase stock of shareholders.

         We are working hard to enhance our services, implement best business practices and improve the financial health of the Company so that we might provide you with an opportunity to sell your stock (if that is what you wish to do), and to sell it at a price which reflects the true economic value of a well-managed company - a company that is not only profitable, but which also continues to fulfill its mission. Our goals include continuing to earn profits and constantly reviewing the market to see if a strategic transaction, merger, or stock listing is in the best interests of the Company and the Shareholders.

   II.      COMPANY PROGRESS IN JANUARY/FEBRUARY 2001

            A.       Sales and Call Center Performance

         Our Call Center and sales efforts helped the Company acquire over 13,500 long distance customers in the month of February 2001. We also had success with our new "upgrade program" in which we use our Call Center customer service representatives to give current subscribers an opportunity to purchase an additional service from the Company or to upgrade their current calling plan. In February 2001, we recorded a 20% acceptance rate which resulted in over 8,000 upgrades. The Call Center has also begun work for other parties and landed a contract recently from Worldshare that is on an annual revenue run rate of over $200,000.

            B.       Credit Card

         We are also off to a strong start with our new credit card program that has been underway only a few months. To date, we have received over $250,000 from First National Bank of Omaha for credit card royalties and telemarketing services. That is more than we received from Guaranty Bank in the entire three-year period in which we operated our old credit card program.

           C.       Operations

        We have improved the time it takes for new sign-ups to become active customers by over 10 days and as a result we are receiving revenue from customers



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faster. We have also increased our success rate for activating customers by over
10%. Processing of credits to customers has also been significantly shortened from over 40 to 8 days. The Collections Department continues to show impressive performance by reducing our older receivables.

            D.       National Religious Broadcasters Convention

         The highlight of our booth at the convention held February 11 -13, 2001 in Dallas was the Mary Lou Retton Press Conference where she promoted the benefits of LifeLine. Mary Lou gave five live radio interviews during the convention, was the co-host of the Good Morning Texas show (while wearing a LifeLine shirt), and helped us celebrate an important milestone in the Company's history - 10 years of service.

         "Serving the Call - A Decade to Celebrate" theme brought our message to life and was communicated consistently throughout the convention. New motion graphics promoted the LifeLine tagline, "Connecting People, Changing Lives," which received many complimentary remarks from the attendees. The sales executives in attendance had over 100 meetings with prospective endorsers during this event.

   III.     CONCLUSION

         The Company remains committed to communicating the facts on a regular basis. You will be notified concerning the date and location for the May meeting.

         Thanks for your patience and understanding. If you have any questions, please feel free to contact David Grose, our Chief Financial Officer and designated stockholder liaison, at (888) 660-6248.

Sincerely,



/s/ STEPHEN D. HALLIDAY
Stephen D. Halliday
President & CEO